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USA TECHNOLOGIES, INC.

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USA Technologies Issues Statement Regarding Activist Shareholder Hudson Executive Capital’s Spurious "Emergency" Filing

MALVERN, Pa. – March 30, 2020 – USA Technologies, Inc. (OTC:USAT) (“USAT” or the “Company”), a cashless payments and software services company that provides end-to-end technology solutions for the self-service retail market, today issued a statement in response to activist shareholder Hudson Executive Capital LP’s (“HEC”) filing of an “emergency” petition in Court alleging that USAT does not intend to hold its Annual Meeting of Shareholders (“Annual Meeting”) by April 30, 2020. The petition was made just three days after USAT stated in its Definitive Proxy Statement (“Definitive Proxy”) filed with the Securities and Exchange Commission  that its Annual Meeting will be held on April 30, 2020.

USAT issued the following statement:

Less than a week ago, USAT publicly filed materials clearly stating that “The Annual Meeting of Shareholders of USA Technologies, Inc. … will be held at 9:30 am., Eastern Time, on April 30, 2020.” The same document made clear that USAT had “no current plans” to change “the date, time, or location of the Annual Meeting.”

In light of this, HEC’s “emergency” Court filing accusing USAT of seeking to delay the Annual Meeting is nothing short of a publicity stunt.

HEC may believe that its activist agenda will be advanced by making an emergency petition, but in truth there is no emergency. It is in fact unfortunate that HEC is willing to waste USAT’s and the Court’s resources at this particularly trying time.

As stated in the Definitive Proxy, and as permitted under Pennsylvania law, the Company may hold a “virtual” or “hybrid” Annual Meeting on April 30, 2020, if necessary to comply with public health orders in Pennsylvania in light of the actual emergency represented by the spread of coronavirus disease 2019 (COVID-19).

It should be clear to all USAT shareholders, including HEC, that their best interests would be served by ending the proxy contest so that the Company can fully focus on mitigating the effects  on its business of the COVID-19 health emergency and economic disruption.

About USA Technologies, Inc.

USA Technologies, Inc. is a cashless payments and software services company that provides end-to-end technology solutions for the self-service retail market. With approximately 1.2 million connections, USAT is transforming the unattended retail community by offering one integrated solution for payments processing, logistics, and back-office management. The company’s enterprise-wide platform is designed to increase consumer engagement and sales revenue through digital payments, digital advertising and customer loyalty programs, while providing retailers with control and visibility over their operations and inventory. As a result, customers ranging from vending machine companies, to operators of micro-markets, gas and car charging stations, laundromats, metered parking terminals, kiosks, amusements and more, can run their businesses more proactively, predictably, and competitively.

Investors:
Monica Gould
The Blueshirt Group
Tel: +1 212-871-3927
monica@blueshirtgroup.com

Lindsay Savarese
The Blueshirt Group
Tel: +1 212-331-8417
lindsay@blueshirtgroup.com

Media:
Joele Frank, Wilkinson Brimmer Katcher
Tim Lynch / Meaghan Repko
212-355-4449

Source: USA Technologies, Inc.

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